Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Reed Limited of our report dated January 11, 2019 relating to the consolidated financial statements and financial statement schedules for the years ended June 30, 2018 and 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Signed:

Mississauga, Ontario

June 18, 2019